Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement 333-136841 on Form S-8 of our report dated February 25, 2009 relating to the consolidated financial statements of Otter Tail Corporation and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the 2008 Annual Report to Shareholders of the Company and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
July 1, 2009